Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847/439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Katie Wood
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312/240-2827
847/718-8020

FOR IMMEDIATE RELEASE

MONDAY, MARCH 19, 2007

MATERIAL SCIENCES FILES THIRD QUARTER FISCAL 2007 FORM 10-Q

ELK GROVE VILLAGE, IL, MARCH 19, 2007 - Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today announced that it filed its Form 10-Q for the third quarter of fiscal 2007, ended November 30, 2006, with the Securities and Exchange Commission.

On January 10, 2007, Material Sciences reported preliminary results of operations before income taxes and delayed filing its Form 10-Q subject to completing a review of its deferred tax balances.

The company has completed its review of deferred tax balances and recorded a tax benefit of $0.3 million in the third quarter of fiscal 2007. This benefit was not material to the fiscal year or any prior period financial statements. The previously released results from operations before income taxes did not change.

The total tax benefit for continuing operations was $0.7 million in the third quarter of fiscal 2007 compared with a provision of $1.5 million in the third quarter of last year. The tax benefit recorded in the third quarter of fiscal 2007 also included a $0.3 million tax benefit related to the completion of an audit by the Internal Revenue Service.

The company reported a net loss for the quarter of $0.2 million, or a loss of one cent per diluted share, compared with net income of $2.2 million, or income of 15 cents per diluted share, in the comparable period last year.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the continued successful operation of the Application Research Center in Michigan and the successful completion of the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2006, filed with the Securities and Exchange Commission on May 19, 2006 and as amended on May 23, 2006 and the Company’s quarterly report on Form 10-Q for the quarter ended August 31, 2006, filed with the Securities and Exchange Commission on October 10, 2006.

Additional information about Material Sciences is available at www.matsci.com.